CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-259605 on Form N-2 of our report dated June 28, 2022, relating to the financial statements and financial highlights of BlackRock Municipal Income Trust appearing in this Annual Report on Form N-CSR for the year ended April 30, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 30, 2022